Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Neurologix, Inc.
Fort Lee, NJ

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-136943) of Neurologix, Inc. of our report dated March 25, 2011, relating to the financial statements, which appear in this Form 10-K. Our report contains an explanatory paragraph related to the Company’s ability to continue as a going concern.

/s/  BDO USA, LLP

New York, New York

March 25, 2011